UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2016

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 872-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Offering of Series H Convertible Preferred Stock

On June 9, 2016, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (“Series H SPA”) with a private investor (“Investor”), for the private placement of up to $2,500,000 of the Company’s newly designated Series H 7% Convertible Preferred Stock (“Series H Preferred Stock”).

On June 9, 2016, the Company sold and issued 250 shares of Series H Preferred Stock to Investor in exchange for $250,000. The Company will sell and issue an additional 250 shares of Series H Preferred Stock to Investor in exchange for $250,000 on June 23, 2016.

The Company will sell and issue an additional 2,000 shares of Series H Preferred Stock to Investor in exchange for $2,000,000 within three business days after the effectiveness of the Company’s registration statement filed with the Securities and Exchange Commission covering the re-sale of the common stock underlying the Series H Preferred Stock.

Terms of the Series H Preferred Stock

The Company has filed a Certificate of Designations of Preferences, Rights and Limitations of Series H Preferred Stock (“Certificate of Designation”) with the Secretary of State of the State of Delaware.

Rank

The Certificate of Designation provides that the Series H Preferred Stock ranks senior to the common stock with respect to dividends and rights upon liquidation.

Voting Rights

Except as otherwise required by law (or with respect to approval of certain actions), the Series H Preferred Stock will not have voting rights.

Dividends

Holders of the Series H Preferred Stock will be entitled to dividends in the amount of 7.00% per annum, payable when, as and if declared by the Board of Directors in its discretion.

Conversion Rights

Shares of the Series H Preferred Stock (including the amount of any accrued and unpaid dividends thereon) will be convertible at the option of the holder into common stock at a variable conversion price equal to 70% of (i) the lowest volume weighted average price (“VWAP”) of our common stock for the ten consecutive trading day period prior to the conversion date or (ii) the lowest closing bid price of our common stock for the ten consecutive trading day period prior to the conversion date. If certain “Triggering Events” occur, then the conversion price would thereafter be reduced (and only reduced), to equal 60% of the average of the two lowest VWAPs of our common stock for the twenty consecutive trading day period prior to the conversion date. In no event, however, shall the conversion price be less than $0.005 per share.

Redemption

At any time after the occurrence of certain defined “Triggering Events”, the holder will have the option to redeem for cash all or any portion of the outstanding shares of the Series H Preferred Stock at a price per share equal to $1,250 plus any accrued but unpaid dividends thereon.

At any time after the third anniversary of the date of the initial issuance of Series H Preferred Stock, the Company will have the option to redeem for cash all outstanding shares of the Series H Preferred Stock at a price per share equal to $1,250 plus any accrued but unpaid dividends thereon.

Liquidation Value

Upon our liquidation, dissolution or winding up, holders of Series H Preferred Stock will be entitled to be paid out of our assets, prior to the holders of our common stock, an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon.

Series H Registration Rights Agreement

In connection with the Series H SPA, the Company entered into a related registration rights agreement (“Series H RRA”) agreeing to register the shares of common stock which may be issued upon conversion of the Series H Preferred Stock. The Series H RRA requires the Company to file a resale registration statement with the Securities and Exchange Commission (the “SEC”) by June 24, 2016, and to have such registration statement declared effective within 45 days after such filing.

* * * * * * * * * *

The foregoing is only a brief description of the material terms of the Series H SPA, the Certificate of Designation, and the Series H RRA, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities.

All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description

3.1	Certificate of Designations of Preferences, Rights and Limitations of Series H 7% Preferred Stock

10.1	Series H Securities Purchase Agreement dated June 9, 2016

10.2	Series H Registration Rights Agreement dated June 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

June 9, 2016	By:	/s/ Victor Lee
	Name:	Victor Lee
	Title:	Chief Executive Officer